Team RCOM:

I am pleased to share with you the exciting news announced today that the Company approved the sale of Register.com to Vector Capital
(www.vectorcapital.com), a private equity firm with a proven track record of success in helping companies such as ours revitalize growth and sustain success. They are purchasing the company for $7.81 per share.

Vector is a unique investor. It actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders.

For example, when Vector acquired Corel Corporation in 2003, the company had a sizeable installed base, proven products and technology and talented employees, much like us. Unlike us, however, it was losing millions of dollars a year. By focusing the company's staff and financial investments in the most strategic markets and taking the company private, Vector was able to maximize Corel's operating expenses, launch new products, rejuvenate sales, grow by acquisition and turn a significant loss in 2003 into very strong and growing cash flows from operations in 2004. Vector has had similar successes with companies such as Niku (recently purchased by Computer Associates), LANDesk (which it acquired from Intel) and Savi Technology.

Upon the completion of this acquisition by Vector, Register.com will join a portfolio of current and past investments in recognizable brand name companies including Corel Corporation, Real Networks, UUNet and Winzip Computing, all of which may, over time, prove to be powerful allies for Register.com.

As you all know, I and many others have been heavily involved in the opportunities presented in getting us to this point. We are excited about what lies ahead for all of us, and are eager to turn our focus and energies in that direction. We are eager to work with Vector and all of you to revitalize our company by delivering outstanding value to our customer base.

I have attached a Frequently Asked Questions sheet which may serve to answer some of the most common concerns. We will be gathering in each location together for a live session either by telephone or in person with me and other members of Senior Management today.

Please join us, if you are able, and look for more information to be shared as it becomes available.

Best regards,

David Moore